KNIFE RIVER CORPORATION REPORTS FIRST QUARTER 2025
FINANCIAL RESULTS

Closed on acquisition of Strata Corporation
On track for record full-year revenue, net income and adjusted EBITDA
Updated full-year 2025 guidance
BISMARCK, N.D. — May 6, 2025 — Knife River Corporation (NYSE: KNF), an aggregates-led, vertically integrated construction materials and contracting services company, today announced financial results for the first quarter ended March 31, 2025.

PERFORMANCE SUMMARY

	Three Months Ended March 31,
(In millions, except per share)	2025	2024	% Change
Revenue	$353.5	$329.6	7%
Net loss	$(68.7)	$(47.6)	(44)%
Net loss margin	(19.4)%	(14.5)%

Adjusted EBITDA	$(38.0)	$(17.7)	(115)%
Adjusted EBITDA margin	(10.7)%	(5.4)%

Net loss per share	$(1.21)	$(0.84)	(44)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY
“Our typical seasonal loss in the first quarter was in line with our expectations, and Knife River remains on track to have our most profitable year in history — including record revenue, net income and adjusted EBITDA," said Knife River President and CEO Brian Gray. "We made substantial investments in the first quarter to prepare for a successful 2025. That includes closing on the acquisition of Strata Corporation, which we expect will positively impact our financial results starting in the second quarter. We anticipate a $45 million EBITDA contribution from Strata for the full year, at margins accretive to Knife River. Additionally, our corporate development team is pursuing other strategic targets and moving them toward completion.

“At the same time, we continued to invest in our Competitive EDGE strategy,” Gray said. “Our Process Improvement Teams helped us optimize prices during the quarter while also preparing our materials operations for the busy year ahead. We identified and implemented plant-improvement opportunities we expect will increase operating margins this year.

“Together, these investments in our long-term success resulted in SG&A expenses that were $13 million higher than first quarter last year, primarily related to increased corporate development activity, Strata and the 2024 acquisition of Albina Asphalt,” Gray said. “Approximately $8 million of these expenses were incurred in the first quarter as part of an overall $20 million step-up in SG&A for the year. Given the size of Strata and the work we’re doing to move other possible transactions through our pipeline, we anticipate our step-up in SG&A will continue to be front-loaded in the first half of the year. We continue to expect the total step-up in SG&A for 2025 to be in line with the $20 million we guided to at year-end 2024.”

Seasonality and Timing
•Knife River typically records a seasonal loss in the first quarter of approximately 5% of our annual EBITDA. With the addition of Strata and Albina in our northern markets, we expect the 8% seasonal loss we experienced this quarter to be more reflective of our first quarter results going forward.
•Aggregates gross profit decreased year-over-year, as we performed more pre-production activities and implemented site improvements identified by our PIT Crews. As production ramps up for this construction season, we expect these costs will help drive increased profits.
•Contracting services revenue was higher than the same period last year, but gross profit was lower based on the type of work and the timing of incentive payments. For the full year, we believe contracting services margins will be similar to 2024.

Infrastructure Funding and Outlook
•Our backlog of $938.7 million at the end of the first quarter was near our year-ago record, and at similar expected margins. We also saw improved bidding activity in April 2025 compared to April 2024; we are the apparent low bidder on more bids, including three large projects totaling $170 million. We expect this work will be added to our second quarter backlog.
•In March, the American Society of Civil Engineers graded our nation’s roads a “D+” and estimated $2.2 trillion will be needed by 2033 for roads to achieve a passing grade.
•Budgets at the local, state and federal levels remain near all-time records. We believe public funding will continue to support the build-out of America’s infrastructure. We are tracking 51 bills in our 14 states, and Idaho, North Dakota and Washington have recently passed new transportation funding packages.

"Our business fundamentals remain strong, and we anticipate record financial results in 2025," Gray said. "In the current economic environment, our business has been relatively insulated from any direct impact from tariffs. It is unclear at this time how economic uncertainties will affect downstream private work, as project owners evaluate interest rates and trade policy. However, Knife River has a resilient business model, with the ability to flex between public and private work, along with a proven record of successfully navigating through business cycles. Our outlook for the year does not include any significant impacts related to uncertainty in the private market, and we expect to have more clarity when we report our second quarter results. For the full year 2025, we anticipate revenue of $3.25 billion to $3.45 billion and adjusted EBITDA of $530 million to $580 million.

“America's roads, bridges and runways need to be repaired,” Gray said. “The funding is there to support these efforts, and we are well-positioned to execute on the opportunities in our markets. Additionally, we are committed to our EDGE plan and our self-help initiatives to improve our margins and deliver long-term, profitable growth for our shareholders.”

FIRST QUARTER 2025 RESULTS
For the three months ended March 31, 2025, we reported consolidated revenue of $353.5 million, a 7% increase from the prior-year, primarily driven by a $14.6 million increase to our contracting services revenues and price increases on asphalt, aggregates and ready-mix. As anticipated, all product lines experienced cost increases in the first quarter compared to the prior year. Aggregates had the highest increase in costs, primarily driven by pre-production activities and improvements identified by our PIT Crews. We also had higher selling, general and administrative costs, including $5.8 million related to our corporate due diligence and integration process, as well as $3.5 million of overhead from the addition of Strata and Albina.
As previously announced, we made a change to our organizational structure in January 2025 to better align with our business strategy. Our former Pacific and Northwest operating segments were combined to form the new West operating segment. Our former North Central and South operating segments were combined to form the new Central operating segment. The reorganization resulted in four operating segments: West, Mountain, Central and Energy Services, each of which is also a reportable segment. Prior periods presented have been recast to conform to the current reportable segment presentation.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended
	March 31,
	2025	2024	% Change
	(In millions)
Revenue	$208.3	$198.7	5%
EBITDA	$24.9	$19.4	28%
EBITDA margin	12.0%	9.8%
First quarter revenue increased 5% year-over-year to $208.3 million, primarily related to higher pricing across all product lines. Contracting services contributed nearly $3.0 million of this increase, mostly due to more available public-agency and commercial work in California. EBITDA was $24.9 million for the quarter, a 28% increase year-over-year, as the segment benefited from strong market demand in Hawaii and favorable construction project execution in California and southern Oregon. This was partially offset by lower aggregate and ready-mix volumes and margins in Oregon, due to lower market demand. The segment also realized a one-time gain of $3.5 million related to an acquisition in the quarter.

Mountain
Idaho, Montana, Wyoming	Three Months Ended
	March 31,
	2025	2024	% Change
	(In millions)
Revenue	$66.0	$59.8	10%
EBITDA	$(16.3)	$(6.1)	(168)%
EBITDA margin	(24.6)%	(10.1)%
First quarter revenue increased to $66.0 million, primarily the result of increased contracting services activity due to timing of public agency work in Idaho and improved pricing on ready-mix and aggregates. EBITDA decreased $10.2 million, largely related to higher aggregate costs, which were primarily driven by pre-production costs, PIT Crew improvements and less volumes due to weather in Montana and Wyoming. Contracting services also saw a decrease in margin due to more subcontract work performed in the quarter and the timing of when project incentives were earned.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended
	March 31,
	2025	2024	% Change
	(In millions)
Revenue	$67.9	$61.0	11%
EBITDA	$(24.3)	$(18.7)	(30)%
EBITDA margin	(35.8)%	(30.7)%
First quarter revenue increased 11% year-over-year to $67.9 million, driven by increased contracting services activity for paving projects in Texas, as well as higher sales volumes for all material product lines across the segment. EBITDA decreased 30%, as the segment's northern operations experienced an increase in aggregate pre-production costs in the quarter, reducing aggregate margins. Also, the addition of Strata during the winter months added to the seasonal loss for the segment. Partially offsetting the decrease in EBITDA were higher margins for both ready-mix and asphalt, due to price increases.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended
	March 31,
	2025	2024	% Change
	(In millions)
Revenue	$13.9	$12.8	9%
EBITDA	$(7.8)	$(2.5)	(214)%
EBITDA margin	(56.0)%	(19.4)%
First quarter revenue increased 9% year-over-year, primarily due to contributions from the acquisition of Albina Asphalt in November 2024, partially offset by lower volumes in Texas due to freezing temperatures in the period. EBITDA decreased $5.3 million year-over-year as a result of expected seasonal losses at Albina and costs incurred on planned maintenance activities to our railcars and facilities.

CAPITAL ALLOCATION & LIQUIDITY
Knife River is committed to disciplined capital allocation, including reinvesting in the company to maintain fixed assets, improve operations and grow our business.
We have approved 2025 capital expenditures for maintenance and improvement to be between 5% and 7% of revenue guidance. In the first quarter of 2025, we spent $63.9 million, largely on the replacement of depleting aggregate reserves, construction equipment and plant improvements.
Additionally in the first quarter, we spent $440 million on growth initiatives, including $419 million on Strata (net of working capital adjustments, proceeds from the divestiture of four ready-mix plants and cash acquired), $10 million on Kalama River Quarry and $11 million on greenfield projects. For the remainder of the year, we have approved $57 million for organic projects. Capital expenditures for future acquisitions and additional organic growth projects would be incremental to the outlined capital program.
It is anticipated that capital expenditures for 2025 will be funded by multiple sources, including internally generated cash and debt facilities. In addition to cash on hand, Knife River used the proceeds from the issuance of a new $500 million Term Loan B facility to finance a portion of Strata's purchase price. Separately, Knife River also increased the total commitments under its existing revolving credit facility from $350 million to $500 million for future expenditures and extended the maturity date of its existing senior secured credit facilities from 2028 to 2030.
As of March 31, 2025, Knife River had $86.1 million of unrestricted cash and cash equivalents and $1.2 billion of gross debt and $477.1 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 2.5x at March 31, 2025, in line with our long-term target.

2025 FINANCIAL GUIDANCE
Knife River expects full-year 2025 financial results, including completed acquisitions to date, in the ranges noted in the following table. We expect price increases of mid-single digits for aggregates and ready-mix and low-single digits for asphalt. We expect consolidated volume increases of high-single-digits for aggregates, high-teens for ready-mix and low-single-digits for asphalt. The guidance ranges are based on normal weather, economic and operating conditions, and do not include potential acquisitions or material impacts related to tariffs.

	Low	High
	(In millions)
Revenue
Revenue (Knife River Consolidated)	$3,250.0	$3,450.0

Adjusted EBITDA
Geographic Segments and Corporate Services	465.0	505.0
Energy Services	65.0	75.0
Knife River Consolidated	$530.0	$580.0

FIRST QUARTER 2025 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EDT on May 6, 2025, to discuss first quarter results and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/616009510.

To participate in the live call:
•Domestic: 1-800-549-8228
•International: 1-289-819-1520
Conference ID: 83668

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Zane Karimi, Director of Investor Relations, 503-944-3508
Media Contact: Tony Spilde, Vice President of Communications, 541-693-5949

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,
	2025	2024
	(In millions, except per share amounts)
Revenue:
Construction materials	$213.4	$204.1
Contracting services	140.1	125.5
Total revenue	353.5	329.6
Cost of revenue:
Construction materials	233.8	209.8
Contracting services	129.3	113.3
Total cost of revenue	363.1	323.1
Gross profit	(9.6)	6.5
Selling, general and administrative expenses	73.1	60.2
Operating loss	(82.7)	(53.7)
Interest expense	15.3	13.9
Other income	4.6	3.7
Loss before income taxes	(93.4)	(63.9)
Income tax benefit	(24.7)	(16.3)
Net loss	$(68.7)	$(47.6)

Net loss per share:
Basic	$(1.21)	$(.84)
Diluted	$(1.21)	$(.84)
Weighted average common shares outstanding:
Basic	56.6	56.6
Diluted	56.6	56.6

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	March 31, 2025	March 31, 2024	December 31, 2024
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$138.5	$170.7	$281.1
Receivables, net	238.0	183.7	267.3
Costs and estimated earnings in excess of billings on uncompleted contracts	28.5	33.6	31.3
Inventories	467.1	375.8	380.3
Prepayments and other current assets	74.6	54.0	27.7
Total current assets	946.7	817.8	987.7
Noncurrent assets:
Net property, plant and equipment	1,743.5	1,320.6	1,441.7
Goodwill	449.6	274.5	297.2
Other intangible assets, net	42.0	10.3	29.4
Operating lease right-of-use assets	46.5	45.8	49.4
Investments and other	52.4	44.6	45.8
Total noncurrent assets	2,334.0	1,695.8	1,863.5
Total assets	$3,280.7	$2,513.6	$2,851.2
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$11.8	$7.1	$10.5
Accounts payable	112.0	97.4	140.8
Billings in excess of costs and estimated earnings on uncompleted contracts	42.0	50.8	42.1
Accrued compensation	19.0	17.7	50.7
Accrued interest	15.9	15.5	5.5
Other taxes payable	14.2	11.8	8.3
Current operating lease liabilities	13.4	13.3	14.8
Other accrued liabilities	93.7	83.6	97.3
Total current liabilities	322.0	297.2	370.0
Noncurrent liabilities:
Long-term debt	1,160.4	673.5	666.9
Deferred income taxes	221.6	174.1	174.7
Noncurrent operating lease liabilities	33.1	32.6	34.5
Other	136.0	117.6	129.0
Total liabilities	1,873.1	1,295.0	1,375.1
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,083,497 shares issued and 56,652,361 shares outstanding at March 31, 2025; 57,040,840 shares issued and 56,609,704 shares outstanding at March 31, 2024; 57,043,841 shares issued and 56,612,705 shares outstanding at December 31, 2024
	.6	.6	.6
Other paid-in capital	621.0	614.6	620.9
Retained earnings	798.8	618.2	867.5
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(9.2)	(11.2)	(9.3)
Total stockholders' equity	1,407.6	1,218.6	1,476.1
Total liabilities and stockholders' equity	$3,280.7	$2,513.6	$2,851.2

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
	2025	2024
	(In millions)
Operating activities:
Net loss	$(68.7)	$(47.6)
Adjustments to reconcile net loss to net cash used in operating activities	38.2	32.2
Changes in current assets and liabilities, net of acquisitions:
Receivables	41.1	76.8
Inventories	(50.4)	(56.2)
Other current assets	(35.5)	(16.5)
Accounts payable	(12.8)	(4.2)
Other current liabilities	(40.3)	(39.7)
Pension and postretirement benefit plan contributions	(.1)	(.1)
Other noncurrent changes	3.2	12.1
Net cash used in operating activities	(125.3)	(43.2)
Investing activities:
Capital expenditures	(75.0)	(43.7)
Acquisitions, net of cash acquired	(443.4)	—
Net proceeds from sale or disposition of property and other	17.5	1.6
Investments	(2.7)	(3.0)
Net cash used in investing activities	(503.6)	(45.1)
Financing activities:
Issuance of long-term debt	500.0	—
Repayment of long-term debt	—	(1.7)
Debt issuance costs	(11.1)	—
Tax withholding on stock-based compensation	(2.6)	(1.6)
Net cash provided by (used in) financing activities	486.3	(3.3)
Decrease in cash, cash equivalents and restricted cash	(142.6)	(91.6)
Cash, cash equivalents and restricted cash -- beginning of year	281.1	262.3
Cash, cash equivalents and restricted cash -- end of period	$138.5	$170.7

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended
	March 31,
	2025		2024
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$208.3		$198.7
Mountain	66.0		59.8
Central	67.9		61.0
Energy Services	13.9		12.8
Total segment revenues	356.1		332.3
Corporate Services and Eliminations	(2.6)		(2.7)
Consolidated revenues	$353.5		$329.6

EBITDA by segment:
West	$24.9	12.0%	$19.4	9.8%
Mountain	(16.3)	(24.6)%	(6.1)	(10.1)%
Central	(24.3)	(35.8)%	(18.7)	(30.7)%
Energy Services	(7.8)	(56.0)%	(2.5)	(19.4)%
Total segment EBITDA (b)	(23.5)	(6.6)%	(7.9)	(2.4)%
Corporate Services and Eliminations	(18.0)	N.M.	(12.7)	N.M.
Consolidated EBITDA (b)	$(41.5)	(11.7)%	$(20.6)	(6.2)%
(a)N.M. - not meaningful
(b)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

The following table summarizes backlog for the company.

	March 31, 2025	March 31, 2024
	(In millions)
West	$242.1	$297.1
Mountain	418.3	383.2
Central	278.3	279.2
	$938.7	$959.5
Margins on backlog at March 31, 2025, are expected to be comparable to the margins on backlog at March 31, 2024. Approximately 87% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended
	March 31,
	2025	2024
Sales (thousands):
Aggregates (tons)	3,867	4,255
Ready-mix concrete (cubic yards)	544	530
Asphalt (tons)	199	221

Average selling price:*
Aggregates (per ton)	$21.05	$19.80
Ready-mix concrete (per cubic yard)	$199.26	$188.41
Asphalt (per ton)	$81.05	$74.50
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended
	March 31,
	2025		2024
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$81.4		$84.3
Ready-mix concrete	108.5		99.8
Asphalt	16.1		16.5
Liquid asphalt	12.2		11.0
Other*	43.5		39.0
Contracting services	140.1		125.5
Internal sales	(48.3)		(46.5)
Total revenues	$353.5		$329.6

Gross profit by product line:
Aggregates	$(6.0)	(7.4)%	$4.8	5.7%
Ready-mix concrete	8.7	8.1%	8.6	8.6%
Asphalt	(5.7)	(35.4)%	(5.6)	(33.8)%
Liquid asphalt	(4.2)	(34.3)%	(0.9)	(8.6)%
Other*	(13.2)	(30.3)%	(12.6)	(32.4)%
Contracting services	10.8	7.7%	12.2	9.7%
Total gross profit	$(9.6)	(2.7)%	$6.5	2.0%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net loss to EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31,
	2025	2024
	(In millions)
Net loss	$(68.7)	$(47.6)
Depreciation, depletion and amortization	38.8	32.2
Interest expense, net	13.1	11.1
Income taxes	(24.7)	(16.3)
EBITDA	$(41.5)	$(20.6)
Unrealized (gains) losses on benefit plan investments	0.7	(1.2)
Stock-based compensation expense	2.8	1.8
One-time separation costs	—	2.3
Adjusted EBITDA	$(38.0)	$(17.7)

Revenue	$353.5	$329.6
Net loss margin	(19.4)%	(14.5)%
EBITDA margin	(11.7)%	(6.2)%
Adjusted EBITDA margin	(10.7)%	(5.4)%
The following table provides the reconciliation of consolidated net loss to total segment EBITDA.

	Three Months Ended
	March 31,
	2025	2024
	(In millions)
Net loss	$(68.7)	$(47.6)
Depreciation, depletion and amortization	38.8	32.2
Interest expense, net	13.1	11.1
Income taxes	(24.7)	(16.3)
EBITDA	$(41.5)	$(20.6)
Less corporate services EBITDA	(18.0)	(12.7)
Total segment EBITDA	$(23.5)	$(7.9)
The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended March 31, 2025	Three Months Ended March 31, 2025	Twelve Months Ended December 31, 2024	Three Months Ended March 31, 2024
	(In millions)
Net income (loss)	$180.6	$(68.7)	$201.7	$(47.6)
Depreciation, depletion and amortization	143.5	38.8	136.9	32.2
Interest expense, net	48.4	13.1	46.4	11.1
Income taxes	60.9	(24.7)	69.3	(16.3)
EBITDA	$433.4	$(41.5)	$454.3	$(20.6)
Unrealized (gains) losses on benefit plan investments	(1.0)	0.7	(2.9)	(1.2)
Stock-based compensation expense	8.8	2.8	7.8	1.8
One-time separation costs	1.5	—	3.8	2.3
Adjusted EBITDA	$442.7	$(38.0)	$463.0	$(17.7)

	Twelve Months Ended March 31, 2025
	(In millions)
Long-term debt	$1,160.4
Long-term debt - current portion	11.8
Total debt	1,172.2
Add: Unamortized debt issuance costs	17.8
Total debt, gross	1,190.0
Less: Cash and cash equivalents, excluding restricted cash	86.1
Total debt, net	$1,103.9
Trailing-twelve-months ended March 31, 2025, Adjusted EBITDA	$442.7

Net leverage	2.5	x

The following table provides a reconciliation of consolidated GAAP net income to EBITDA and Adjusted EBITDA for forecasted results.

	2025
	Low	High
	(In millions)
Net income	$200.0	$240.0
Adjustments:
Interest expense, net	68.8	68.8
Income taxes	72.0	82.0
Depreciation, depletion and amortization	177.0	177.0
EBITDA	$517.8	$567.8
Unrealized (gains) losses on benefit plan investments	0.7	0.7
Stock-based compensation expense	11.5	11.5
Adjusted EBITDA	$530.0	$580.0

Knife River’s long-term goal for net leverage target and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking long-term goal for net leverage target and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.

FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries, including with respect to the benefits of acquisitions. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, backlog margin, acquisitions, financing plans or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's 2024 Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.